                      DYNATECH MICROWAVE TECHNOLOGY, INC.

               (a wholly-owned subsidiary of Dynatech USA, Inc.)


                              FINANCIAL STATEMENTS


                               DECEMBER 31, 1994





                                   Exhibit 2

                       REPORT OF INDEPENDENT ACCOUNTANTS


January 19, 1994


To the Management of
  Ducommun Incorporated


In our opinion, the accompanying balance sheet and the related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Dynatech Microwave Technology, Inc. (a wholly-owned subsidiary of Dynatech USA, Inc.) at December 31, 1994, and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 1, Jay-El Products, Inc. (a wholly-owned subsidiary of Ducommun Incorporated) acquired substantially all of the assets and assumed certain liabilities of Dynatech Microwave Technology, Inc.




Price Waterhouse LLP
Los Angeles, California

                      DYNATECH MICROWAVE TECHNOLOGY, INC.
               (a wholly-owned subsidiary of Dynatech USA, Inc.)

                                 BALANCE SHEET


                                                                   December 31,
                                                                      1994
                                                                   -----------
ASSETS
- - ------

Current assets:
  Cash                                                              $  300,000
  Accounts receivable (less allowance for
    doubtful accounts of $5,000                                      1,048,000
  Inventories                                                        1,023,000
  Prepaid expenses and other current assets                            132,000
                                                                    ----------
          Total current assets                                       2,503,000

Property and equipment, net                                            565,000
Other assets                                                            67,000
                                                                    ----------
                                                                    $3,135,000
                                                                    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
- - ------------------------------------

Current liabilities:
  Accounts payable                                                  $  241,000
  Payable to Dynatech Corporation                                    1,727,000
  Accrued costs of warranty claim                                      125,000
  Commissions and expenses payable to outside parties                   80,000
  Accrued income taxes                                                 211,000
  Accrued expenses                                                     184,000
                                                                    ----------
          Total current liabilities                                  2,568,000
                                                                    ----------
Commitments and contingencies (Note 8)

Shareholders' equity:
  Common stock, $.20 par value, 5,040 shares authorized
    issued and outstanding                                               1,000
  Additional paid-in capital                                            93,000
  Retained earnings                                                    473,000
                                                                    ----------
          Total shareholders' equity                                   567,000
                                                                    ----------
                                                                    $3,135,000
                                                                    ==========

                See accompanying notes to financial statements.

                      DYNATECH MICROWAVE TECHNOLOGY, INC.
               (a wholly-owned subsidiary of Dynatech USA, Inc.)


                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                                                  Nine months
                                                                     Ended
                                                                  December 31,
                                                                      1994
                                                                  ------------
Net sales                                                          $5,477,000
Cost of sales                                                       3,781,000
                                                                   ----------
     Gross margin                                                   1,696,000
                                                                   ----------
Costs and expenses:
  Selling and marketing                                               523,000
  General and administrative                                          451,000
  Management fees charged by Parent company                           185,000
  Research and development                                             97,000
                                                                   ----------
                                                                    1,256,000
                                                                   ----------

Income from operations                                                440,000
Intercompany interest expense                                         248,000
                                                                   ----------

Income before income taxes                                            192,000
Provision for income taxes                                             88,000
                                                                   ----------

Net income                                                            104,000
Retained earnings, beginning of period                                369,000
                                                                   ----------

Retained earnings, end of period                                   $  473,000
                                                                   ==========


          See accompanying notes to consolidated financial statements.

                      DYNATECH MICROWAVE TECHNOLOGY, INC.
               (a wholly-owned subsidiary of Dynatech USA, Inc.)


                            STATEMENT OF CASH FLOWS

                          INCREASE (DECREASE) IN CASH

                                                                  Nine months
                                                                     Ended
                                                                  December 31,
                                                                     1994
                                                                  ------------
Cash flows from operating activities:
  Net income                                                       $ 104,000
Adjustments to reconcile net income to net cash provided
  by operating activities:
      Depreciation                                                   200,000
      Provision for excess and obsolete inventory                     33,000
      Changes in assets and liabilities:
         Accounts receivable                                         504,000
         Inventories                                                  14,000
         Prepaid expenses and other current assets                   (21,000)
         Other assets                                                  5,000
         Accounts payable                                           (450,000)
         Payable to Dynatech Corporation                             194,000
         Commissions and expenses payable to outside parties         (45,000)
         Accrued income taxes                                         80,000
         Accrued expenses                                           (147,000)
                                                                   ---------
            Net cash provided by operating activities                471,000
                                                                   ---------
Cash flows from investing activities:
     Net cash used for acquisitions of property and equipment       (171,000)
                                                                   ---------
Net increase in cash                                                 300,000
Cash at begining of period                                                 -
                                                                   ---------
Cash at end of period                                              $ 300,000
                                                                   =========


          See accompanying notes to consolidated financial statements.

                      DYNATECH MICROWAVE TECHNOLOGY, INC.
               (a wholly-owned subsidiary of Dynatech USA, Inc.)

                         NOTES TO FINANCIAL STATEMENTS


Note 1 - The Company:

Dynatech Microwave Technology, Inc. (the Company) was incorporated in Nevada in 1979. The Company is a wholly-owned subsidiary of Dynatech USA, Inc., which is a wholly-owned subsidiary of Dynatech Corporation. The Company is engaged primarily in the manufacture and distribution of switches and other microwave components used in commercial and military aircraft and in other non-aerospace commercial applications.

On December 30, 1994, certain assets of the Company were acquired by Jay-El Products, Inc. (a wholly-owned subsidiary of Ducommun Incorporated) in exchange for a cash payment to Dynatech, Inc. of $7.5 million and the assumption of certain liabilities (the Acquisition). The following assets and liabilities of the Company, which are included in the accompanying balance sheet, were not acquired or assumed by Jay-El Products, Inc.:

                                                December 31,
                                                    1994
                                                ------------
Assets
         Cash                                    $  300,000
         Prepaid expenses                           132,000
         Fixed Assets                                20,000
                                                 ----------
                                                    452,000
                                                 ==========

Liabilities
         Payable to Dynatech Corporation          1,727,000
         Accrued income taxes                       211,000
         Accrued expenses                           184,000
         Accrued costs of warranty claim            125,000
                                                 ----------
                                                 $2,247,000
                                                 ==========


The activity of the Company was not significant for the period from December 30, 1994 to December 31, 1994. The accompanying financial statements and notes have been prepared as of December 31, 1994, using the Company's historical basis of accounting, prior to giving effect to the Acquisition.

Note 2 - Summary of Accounting Policies:

Inventories

Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method and the estimated useful lives of the assets of three to ten years. Leasehold improvements are depreciated over the lesser of the remaining life of the lease or their estimated useful lives.

Revenue Recognition

Revenue from nonrecurring engineering services and research and development contracts is recognized using the percentage of completion method based on costs incurred-to-date to total estimated cost-at-completion. Unbilled revenue under these contracts was not significant at December 31, 1994. Revenue from product sales is recognized upon product shipment. During the nine months ended December 31, 1994, one customer represented 20% of total revenue.

Income Taxes

The Company has an income tax-sharing agreement with Dynatech Corporation whereby the Company is included in the consolidated federal income tax return of Dynatech Corporation. The Company's income tax liability has been recorded in the accompanying financial statements on a separate-return basis. Income tax liability for periods prior to and including the year ended March 31, 1993 has been recorded as an intercompany charge due to Dynatech Corporation.

This income tax accounting by the Company, recorded on a separate-return basis, approximates Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FAS 109). FAS 109 requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, FAS 109 generally considers all expected future events other than enactments or changes in the tax law or rates.

Geographic Information and Concentrations of Credit Risk

The Company markets its products both domestically and internationally. All sales are denominated in United States dollars. Export sales for the nine months ended December 31, 1994 of $668,000 were primarily to Europe and Asia.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company offers credit terms on the sale of its products to its customers. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance of uncollectible accounts receivable based upon the expected collectibility of all accounts receivable.

Note 3 - Related Party Transactions:

Dynatech Corporation provides certain management services to the Company. The costs of these services are allocated to the Company based on the Company's sales and expenses. Dynatech Corporation also charges interest on the intercompany balance. The following summarizes transaction activity with Dynatech Corporation for the nine months ended December 31, 1994:


         Payable at March 31, 1994                   $ 1,533,000
         Management service fees                         185,000
         Interest charge                                 248,000
         Net cash paid                                  (239,000)
                                                     -----------
         Payable at December 31, 1994                $ 1,727,000
                                                     ===========

Note 4 - Balance Sheet Accounts:

                                                     December 31,
                                                         1994
                                                     ------------
Inventories:
         Raw materials                               $   829,000
         Work-in-progress                                198,000
         Finished goods                                   64,000
         Reserved for excess and obsolete inventory      (68,000)
                                                     -----------
                                                     $ 1,023,000
                                                     ===========

Property and equipment:
         Machinery and equipment                     $ 2,888,000
         Leasehold improvements                          539,000
         Furniture and fixtures                          215,000
                                                     -----------
                                                       3,642,000
           Less: Accumulated depreciation
                 and amortization                     (3,077,000)
                                                     -----------
                                                     $   565,000
                                                     ===========


Note 5 - Non-Recurring Engineering Services Contracts:

In March 1994, the Company entered into an agreement to develop and manufacture certain switching devices (the Agreement). Under the Agreement the Company is required to perform certain specified non-recurring engineering services to develop a prototype of the device in return for a fee of $190,000. These services were completed as of December 31, 1994 for a cost of $350,000. During the nine months ended December 31, 1994, the Company recorded revenue and cost of revenues under the Agreement of $344,000 and $439,000, respectively.

Note 6 - Income Taxes:

The income tax provision consists of the following:

                                                Nine Months
                                                   Ended
                                                December 31,
                                                    1994
                                                ------------
Current
         Federal                                  $ 90,000
         State                                      18,000
                                                  --------
                                                   108,000
                                                  --------

Deferred
         Federal                                   (20,000)
         State                                           -
                                                  --------
                                                   (20,000)
                                                  --------

Net tax provision                                 $ 88,000
                                                  ========


The difference between the current income tax provision and the provision determined by applying the U.S. statutory income tax rate to pretax income is due primarily to state income taxes. Deferred tax assets are attributable primarily to depreciation for financial reporting purposes in excess of tax.

Note 7 - Employee Benefits:

The Company maintains an Employee Profit Sharing and 401(k) Plan (the Plan) which covers all employees of the Company who have completed certain period of employment requirements. Under the Plan, employees may elect to contribute 1% to 15% of their pretax compensation to the Plan, subject to certain limits. At the end of each fiscal year the Board of Directors may vote to make a profit-sharing contribution to the Plan. The contribution, together with any forfeitures, is allocated to Plan participants partly as a basic contribution and partly as a matching contribution. The matching contributions are to be not more than 50% of the first $2,000 contributed by the Plan participant during the fiscal year. The Company's contribution to the Plan was $43,000 for the nine months ended December 31, 1994.

Note 8 - Commitments and Contingencies:

The Company leases its principal facility in Calabasas, California under a noncancelable operating lease which provides for escalating lease payments and for pro rata costs of common area maintenance. Future minimum lease payments under all noncancelable operating leases for fiscal years ending December 31 are as follows:

                                                      Operating
                                                        Leases
                                                      ---------
         1995                                          $401,000
         1996                                           401,000
         1997                                           135,000
                                                       --------
         Total minimum lease payments                  $937,000
                                                       ========


Total rent expense on all operating leases was $300,000 for the nine months ended December 31, 1994.

The Company is involved in legal proceedings arising in the ordinary course of business. Management believes that such proceedings will be resolved without material effect on the Company's financial position or results of operations.